EXHIBIT 99.1

Granite City Food & Brewery Ltd. Reports an 8.3% Increase in Fourth Quarter Comparable Restaurant Sales

MINNEAPOLIS—(BUSINESS WIRE)—January 10, 2007

Granite City Food & Brewery Ltd. (Nasdaq:GCFB) a Modern American upscale casual restaurant chain reported continuing strong restaurant sales trends for the fourth quarter ended December 26, 2006.

Comparable restaurant sales increased 8.3% for the thirteen weeks ended December 26, 2006. The comparable store sales increase was due primarily to increased guest counts. The Company implemented a 2.1% price increase in the food portion of its menu on November 29th which had a small overall impact on comparable sales and was the first price increase since May 2005.

Fourth quarter sales increased 68.3% to $17.0 million compared to $10.1 million for the fourth quarter of 2005. For the fiscal year, sales increased 61.1% to $58.3 million compared to $36.2 million for fiscal 2005, aided by the 7 new restaurants added in 2006 and the 5.5% increase in comparable sales for the full year. The company opened three new restaurants during the fourth quarter, in Omaha, Nebraska; Roseville, Minnesota; and Madison, Wisconsin.

“We are pleased with the strong sales trends we achieved in the fourth quarter,” commented Steve Wagenheim, Granite City’s CEO. “These results reflect the strength of our concept and the efforts of our employees, who work very hard to deliver the Granite City experience for every one of our customers. We aim to carry the momentum from our strong fourth quarter sales performance into 2007.”

Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 18 restaurants in 8 Midwestern states. The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions. The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience. Granite City opened its first restaurant in 1999 and is expanding from its Midwestern base. Additional information about Granite City Food & Brewery can be found at the company’s website (www.gcfb.net).

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing units, a failure to realize the projected benefits of using our proprietary brewing method, including the projected advantages and favorable impact upon our profitability through use of our proprietary brewing method, our ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, our ability to implement and execute Fermentus Interruptus and the risks and uncertainties described in the Company’s Form 10-KSB filed with the Securities and Exchange Commission on March 27, 2006.

Source: Granite City Food & Brewery Ltd.